UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IMPINJ, INC.

(Name of Registrant as Specified In Its Charter)

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IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 14, 2017

TO THE HOLDERS OF COMMON STOCK

OF IMPINJ, INC.:

Impinj, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, June 14, 2017, 8:00 a.m. Pacific Time, at 400 Fairview Avenue North, Seattle, WA 98109, on the first floor, for the following purposes which are more fully described in the accompanying Proxy Statement:

1.	To elect as Class I directors the two nominees named in this proxy statement to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Impinj, Inc. has fixed the close of business on April 17, 2017 as the record date for the meeting. Only stockholders of record of our common stock on April 17, 2017 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

On or about April 24, 2017 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both the proxy statement and our annual report to stockholders. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. Our proxy statement and our 2016 annual report will be available at the following Internet address: http://www.proxyvote.com; you will need to enter the control number located on your proxy card to obtain access.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Impinj, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the board of directors,

Chris Diorio, Ph.D.

Chief Executive Officer

Seattle, Washington

April 21, 2017

IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 14, 2017

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 14, 2017 and any postponements, adjournments or continuations thereof. We will hold the Annual Meeting on the first floor of the 400 Fairview building, located at 400 Fairview Avenue North, Seattle, WA 98109, on June 14, 2017 at 8:00 a.m. Pacific Time.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 17, 2017, containing instructions on how to access both the proxy materials for our Annual Meeting and our annual report to stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail may be found in the below section entitled “The Proxy Process and Stockholder Voting—Questions and Answers About This Proxy Material and Voting.” This information is largely about voting procedure; you should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about April 24, 2017, we are mailing the Notice to all stockholders entitled to vote at the Annual Meeting. Stockholders will be able to access to our proxy materials over the Internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What matters am I voting on?

You will be voting on:

•	the election, as Class I directors, of the two nominees named in this proxy statement to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the two nominees named in this proxy statement for election as Class I directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 17, 2017, the record date, may vote at the Annual Meeting. As of the record date, we had 20,616,058 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 13, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 13, 2017;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Impinj, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Dr. Chris Diorio and Yukio Morikubo as proxy holders. When you properly date, execute and return your proxy card, or properly register your votes online or by phone, the proxy holders will cast votes for your shares at the Annual Meeting as you instruct. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See “Can I change my vote?” above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. On or about April 24, 2017, we expect to mail to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to take advantage of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

How do we count votes?

The Inspector of Election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 2) is considered routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. The election of directors (Proposal No. 1) is considered non-routine under applicable rules. Absent direction from you, your broker will not have discretion to vote on the election of directors, and therefore there may be broker non-votes in connection with this proposal.

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Impinj, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Impinj, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, you may contact us as follows:

Impinj, Inc.

Attention: Investor Relations

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 22, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:

Impinj, Inc.

Attention: Corporate Secretary

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 8, 2018; and

•	not later than the close of business on March 9, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2017 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Nomination of Director Candidates

Stockholders may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Impinj, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under “—Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

We will hold our annual meeting on Wednesday, June 14, 2017 at 8:00 a.m. Pacific Time, on the first floor of the 400 Fairview building, located at 400 Fairview Avenue North, Seattle, WA 98109. Directions to the 400 Fairview building are as follows:

From I-5 Northbound

Take exit 167 for Mercer Street toward Seattle Center. Use the left lane to turn left onto Fairview Avenue North. The 400 Fairview building is on the left between Harrison Street and Republican Street.

From I-5 Southbound

Take exit 167 for Mercer Street toward Seattle Center. Use the left lane to turn left onto Fairview Avenue North. The 400 Fairview building is on the left between Harrison Street and Republican Street.

From Sea-Tac Airport

Start by going southeast on South Exit Drive towards Terminal/Parking/Rental Car Return. Go north on International Boulevard/Pacific Highway South toward South 180th Street. Turn right onto the Washington 518 East ramp to Interstate 405/ Interstate 5/ Renton. Merge onto WA-518 East. Use the left lane to take the Interstate 5 North exit toward Seattle. Merge onto Interstate 5 North. Use the left lane to take exit 167 for Mercer Street toward Seattle Center. Use the left lane to turn left onto Fairview Avenue. The 400 Fairview building is on the left between Harrison Street and Republican Street.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in

“street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently comprises six members. Five of our directors are independent within the meaning of the independent director guidelines of The NASDAQ Global Select Market. Dr. Diorio, Messrs. Alberg, Bybee, Sessler and van Oppen and Ms. Wise were initially elected to our board of directors pursuant to a voting agreement that automatically terminated by its terms upon the completion of our initial public offering (“IPO”). Our certificate of incorporation and bylaws provide that the number of our directors shall be at least one and will be fixed by resolution of our board of directors. There are no family relationships among any of our directors or executive officers.

Our board of directors is divided into three director classes. At each annual meeting of stockholders, a class is elected for a three-year term to succeed the class whose term is expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders be held in years 2017 for the Class I directors, 2018 for the Class II directors and 2019 for the Class III directors.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 17, 2017.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Chris Diorio, Ph.D.	I	55	Director, Chief Executive Officer and Vice Chairman	2000	2017	2020
Gregory Sessler(1)(2)	I	64	Director	2011	2017	2020

Continuing Directors
Tom A. Alberg(1)(3)	II	77	Director	2000	2018	—
Clinton Bybee(1)(2)(3)	II	54	Director	2008	2018	—
Peter van Oppen(3)	III	64	Director, Chairman	2013	2019	—
Theresa Wise(2)	III	50	Director	2016	2019	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Chris Diorio, Ph.D., one of our co-founders, has served as a member of our board of directors since April 2000, as chief executive officer since November 2014 and as vice chairman since September 2013. Previously, he served as our chief strategy and technology officer from September 2013 to November 2014, chief technology officer from November 2006 to September 2013, chairman from April 2000 to January 2013, vice president of engineering from 2004 to 2006 and as a consultant to us from April 2000 to June 2004. In addition, he is an affiliate professor of computer science and engineering at the University of Washington, a director and former chairman of the RAIN RFID Alliance and former director of Bluegiga Technologies Ltd. Dr. Diorio received a B.A. in physics from Occidental College and an M.S. and Ph.D. in electrical engineering from the California Institute of Technology. We believe Dr. Diorio’s perspective, experience and institutional knowledge as our co-founder, vice chairman and chief executive officer qualify him to serve as director.

Gregory Sessler has served as a member of our board of directors and as chairman of our audit committee since April 2011. Mr. Sessler is the president and chief executive officer and former chief financial officer of Spiration, Inc., a medical device company (acquired by Olympus Corporation of the Americas in 2010), which he joined in 2002. Previously, Mr. Sessler served as senior vice president and chief financial officer of Rosetta Inpharmatics,

Inc., a biotechnology company (acquired by Merck & Co. in 2001), chief financial officer of Sonus Pharmaceuticals, Inc. (now OncoGenex Pharmaceuticals, Inc.), a pharmaceutical company, and chief financial officer of MicroProbe Corporation, a biotechnology company. Mr. Sessler previously served as chairman of the audit committee of Marina Biotech, Inc. and as a member of the audit committee of Corixa Corporation (acquired by GlaxoSmithKline plc). Mr. Sessler received a B.S. in accounting from Syracuse University and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Sessler’s financial and accounting expertise, including his service as chief financial officer of four publicly-traded companies, qualify him to serve as director and as audit committee chairman.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Tom A. Alberg has served as a member of our board of directors since September 2000. Mr. Alberg has been a managing director of Madrona Venture Group, LLC, a venture capital firm, since September 1999, and a principal in Madrona Investment Group, LLC, a private investment firm, since January 1996. Prior to co-founding Madrona Investment Group, Mr. Alberg served as president of LIN Broadcasting Corporation, executive vice president of McCaw Cellular Communications, Inc., and executive vice president of AT&T Wireless Services. Previously, he was chair of the executive committee and partner at Perkins Coie, the Northwest’s largest law firm. Since 1996, Mr. Alberg has served as a director of Amazon.com. Mr. Alberg received a B.A. in international affairs from Harvard College and a J.D. from Columbia Law School. We believe Mr. Alberg’s experience as a venture capitalist investing in technology companies, through which he gained experience with emerging technologies, his experience as a lawyer, and skills relating to financial statement and accounting matters, qualify him to serve as director.

Clinton Bybee has served as a member of our board of directors since January 2008 and chairman of our compensation committee since July 2014. He is a managing director of ARCH Venture Partners, a venture capital firm he joined in June 1994. Mr. Bybee has helped organize, finance and develop numerous companies and is a board member of several privately-held companies. Mr. Bybee is an organizing member of the Texas Venture Capital Association and currently serves on the board of directors and audit committee of Xtera Communications, Inc. Previously, Mr. Bybee held various engineering positions with Amoco Corporation. Mr. Bybee received a B.S. in petroleum engineering from Texas A&M University and an M.B.A. from the University of Chicago. We believe that Mr. Bybee’s experience as a venture capital investor, including his service on the board of directors of multiple companies, qualifies him to serve as director.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Peter van Oppen has served as our chairman and a member of our board of directors since January 2013. Mr. van Oppen has been a partner at Trilogy Partnership, a private investment firm focused on technology and telecommunications, since 2006. Prior to joining Trilogy, Mr. van Oppen served as chairman and chief executive officer of Advanced Digital Information Corporation, or ADIC, a publicly-traded storage management software company, from 1994 through its acquisition by Quantum Corp. in 2006. Prior to ADIC, Mr. van Oppen served as president and chief executive officer of Interpoint, a predecessor company to ADIC, from 1989 until its acquisition by Crane Co. in October 1996, and has also been a consultant at PricewaterhouseCoopers LLP and Bain & Company. He is currently a director of Level 3 Communications, Inc. He is a former director of Isilon Systems, Inc., Western Wireless Corporation and other public companies. Mr. van Oppen currently serves as a member of the UW Medicine Board and as chair of its Finance and Audit Committee, is former chairman of the board of trustees and former chairman of the investment committee at Whitman College and serves on the board of directors of several private companies. In addition, Mr. van Oppen has supervised public company chief financial officers and is a member, on inactive status, of the American Institute of Certified Public Accountants. Mr. van Oppen received a B.A. in political science from Whitman College and an M.B.A. from Harvard Business School. We believe Mr. van Oppen is qualified to serve as chairman because of his experience as a chairman and chief executive officer of a global data storage company for over a decade, his extensive management and consulting experience, as well as his experience as a director of other public and private companies.

Theresa Wise has served as a member of our board of directors since May 2016. Ms. Wise was senior vice president and chief information officer for Delta Air Lines, Inc., an airline company, from October 2008 to April 2016. Prior to joining Delta, Ms. Wise held a number of positions at Northwest Airlines Corporation, an airline company, including serving as the company’s chief information officer from 2001 until Northwest Airlines Corporation’s merger with Delta Air Lines in 2008. Ms. Wise received a B.A. in mathematics and chemistry from St. Olaf College and a Ph.D. and M.S. in applied math from Cornell University. We believe Ms. Wise’s experience as a senior officer at public companies qualifies her to serve as a director.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Global Select Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of The NASDAQ Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Dr. Diorio, none of our current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Global Select Market. Our board of directors also determined that Messrs. Sessler, Alberg and Bybee, who comprise our audit committee; Messrs. Bybee and Sessler and Ms. Wise, who comprise our compensation committee; and Messrs. van Oppen, Alberg and Bybee who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Global Select Market. Finally, our board of directors determined that each of Albert Yu, Ph.D. and Troy Fukumoto, who served on our board of directors until their resignations on April 30, 2016 and June 2, 2016, respectively, met this same standard of independence.

In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Mr. van Oppen serves as the chairman of the board of directors, and Dr. Diorio serves as our chief executive officer. The roles of chief executive officer and chairman of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to make a determination regarding the separation or combination of these roles each time it elects a new chairman or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chairman can focus on leading the board of directors in overseeing management.

Risk Management

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Board Meetings and Committees

During the year ended December 31, 2016, the board of directors held nine meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Ms. Wise joined the board of directors in May 2016 and attended each of the seven board meetings held between the date she joined the board of directors and December 31, 2016. Ms. Wise joined the compensation committee in May 2016 and attended each of the five compensation committee meetings held between the date she joined the compensation committee and December 31, 2016.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and the responsibilities described below.

Audit Committee

The members of our audit committee are Messrs. Sessler, Alberg and Bybee, each of whom is a non-employee member of our board of directors. Our audit committee chairman, Mr. Sessler, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The NASDAQ Global Select Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee also:

•	approves the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm;

•	approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	reviews our consolidated financial statements and reviews our critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of our internal controls; and

•	reviews and discusses with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit committee held seven meetings in 2016. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Select Market. A copy of the audit committee charter is available on our website at http://corporate-governance.impinj.com.

Compensation Committee

The members of our compensation committee are Messrs. Bybee and Sessler and Ms. Wise. Mr. Bybee is the chairman of our compensation committee. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee also:

•	reviews and recommends to our board of directors policies relating to compensation and benefits of our officers and employees;

•	reviews and approves (and, in the case of our chief executive officer, recommends to our board of directors) corporate goals and objectives relevant to compensation of our senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;

•	evaluates the competitiveness of the compensation programs of our chief executive officers and other senior officers and our overall compensation programs;

•	evaluates compensation for our non-employee directors and make recommendations to our board of directors regarding non-employee director compensation; and

•	administers our equity incentive plans.

The compensation committee met five times in 2016. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Select Market. A copy of the compensation committee charter is available on our website at http://corporate-governance.impinj.com. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Governance Committee

The members of our nominating and governance committee are Messrs. van Oppen, Alberg and Bybee. Mr. van Oppen is the chairman of our nominating and governance committee. Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and governance committee also:

•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•	assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and

•	reviews and makes recommendations with regard to our corporate governance guidelines.

The nominating and governance committee did not meet in 2016. The nominating and governance committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Select Market. A copy of the nominating and governance committee charter is available on our website at http://corporate-governance.impinj.com.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Impinj, Inc., Attention: Corporate Secretary, 400 Fairview Avenue North, Suite 1200, Seattle, WA 98109. We must receive the notice no earlier than February 8, 2018, and no later than March 9, 2018. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Impinj, Inc., Attention: Corporate Secretary, 400 Fairview Avenue North, Suite 1200, Seattle, WA 98109. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Corporate Governance portion of our website at http://corporate-governance.impinj.com. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation

During 2016 Messrs. Bybee and Sessler, Dr. Yu and Ms. Wise served on our compensation committee. Dr. Diorio participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. We are a party to a certain transaction with a significant stockholder affiliated with Mr. Bybee as described in the section captioned “Related Person Transactions” included in this proxy statement.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended December 31, 2016. The table excludes Dr. Diorio, our co-founder, vice-chairman, chief executive officer and director. Dr. Diorio did not receive any compensation from us in his role as a director in the year ended December 31, 2016.

2016 Director Compensation Table

Name	Fees Earned or paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Peter van Oppen	33,089	7,338	40,427
Tom A. Alberg	15,148	—	15,148
Clinton Bybee	19,476	—	19,476
Gregory Sessler(3)	19,476	6,114	25,590
Theresa Wise(4)	12,984	49,991	62,975
Albert Yu, Ph.D.(5)	—	6,114	6,114

(1)	Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly.
(2)	Represents the aggregate grant-date fair value of stock option awards granted in 2016. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718, using the Black-Scholes option pricing model without regard to estimated forfeitures. For a discussion of valuation assumptions, see the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.
(3)	As of December 31, 2016, Mr. Sessler held options to purchase of 4,166 shares of common stock.
(4)	Ms. Wise was appointed to the board of directors in May 2016. As of December 31, 2016, Ms. Wise held options to purchase of 16,666 shares of common stock.
(5)	Dr. Yu resigned from our board of directors effective April 30, 2016. As of December 31, 2016, Dr. Yu held options to purchase 49,996 shares of common stock.

2016 Outside Director Compensation Policy

Our outside director compensation policy provides for the following cash compensation to our outside directors:

•	$25,000 per year for service as a member of the board of directors;

•	$15,000 per year for service as chair of the board of directors;

•	$15,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$5,000 per year for service as chair of the nominating and governance committee; and

•	$5,000 per year for service as a member of a committee of the board of directors.

All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

This outside director compensation policy provides for the following equity compensation to our outside directors, subject to any limits in our 2016 Equity Incentive Plan (the “2016 Plan”):

•	on the first day a person becomes an outside director (other than by appointment on the date of each annual meeting of our stockholders), such person will be granted an award of restricted stock units in the amount equal to (1) $60,000 multiplied by a fraction (a) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the individual became an outside director and (b) the denominator of which is 12; divided by (2) the per share value (as defined below), which is referred to in this proxy statement as an initial award;

•	on the date of each annual meeting of our stockholders, each outside director will be granted an award of restricted stock units in the amount equal to (1) $60,000 divided by (2) the per share value, which is referred to in this proxy statement as an annual award; and

•	on the date of each annual meeting of our stockholders, an outside director who is serving as chair of the board of directors and is eligible for an annual award will be granted, in addition to an annual award, an award of restricted stock units in the amount equal to (1) $15,000 divided by (2) the per share value, which is referred to in this proxy statement as a board-chair annual award, and an outside director who is serving or is appointed as chair of the board of directors and is eligible for an initial award will be granted, in addition to the initial award, a board-chair annual award pro-rated in the same manner as an initial award.

Each award described in the preceding bullet points, which is referred to in this proxy statement as an outside director award, vests upon the one year anniversary of the date such award was granted, subject to the director’s continuing to be a service provider; however, in the event of a change in control (as defined in the 2016 Plan), all outside director awards shall vest in full.

As used above, per share value generally means the average trading price for a share of our common stock over the ten trading days beginning on the next day following the date we announce fourth quarter earnings for the fiscal year immediately prior to the grant date of an award.

Outside directors may be permitted to defer the delivery of the shares of our common stock subject to an outside director award subject to the terms of our outside director compensation policy.

Outside directors may not sell, pledge, assign, hypothecate, transfer or dispose of in any manner other than by will or by the laws of descent or distribution, shares of our common stock issued pursuant to an outside director award while the outside director continues to serve as a director, other than in order to pay for any tax obligations arising from the vesting and/or settlement of such award.

We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board-committee meetings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2017. During the year ended December 31, 2016, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Impinj, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2016 and 2015, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended December 31,
Fee Category	2016	2015
Audit fees(1)	$1,095,557	$801,854
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	1,800	1,800
Total fees	$1,097,357	$803,654

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings.
(2)	Audit-related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”
(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.
(4)	All other fees include any fees billed that are not audit or audit related. In 2016 and 2015, these fees related to accounting research software.

Auditor Independence

In 2016, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors currently comprises three independent directors and operates under a written charter originally adopted by the board of directors in June 2016, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Gregory Sessler (chairman), Tom A. Alberg and Clinton Bybee. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of The NASDAQ Global Select Market listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Mr. Sessler is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held seven meetings during 2016. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year 2016 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

The audit committee of the board of directors of Impinj, Inc.:

Gregory Sessler (Chairman)

Tom A. Alberg

Clinton Bybee

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of April 17, 2017. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Executive Officers
Chris Diorio, Ph.D.	55	Director, Chief Executive Officer and Vice Chairman
Eric Brodersen.	50	President and Chief Operating Officer
Evan Fein	45	Chief Financial Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Chris Diorio, Ph.D. See “Proposal No. 1—Election of Directors—Nominees for Director” for Dr. Diorio’s biographical information.

Eric Brodersen has served as our president and chief operating officer since November 2014. Previously, he served as our executive vice president of sales and marketing from September 2014 to November 2014, and senior vice president of business development and chief marketing officer from April 2014 to September 2014. Prior to joining us, Mr. Brodersen was senior vice president at EMC Corporation, a data storage company, where he was the lead marketing, business development and services executive for the Isilon Storage Division from December 2010 to April 2014. He served as senior vice president for marketing and business development for Isilon Systems, Inc. prior to its acquisition by EMC Corporation in 2010. From April 2009 to July 2010, Mr. Brodersen served as senior vice president of worldwide sales for Quantum Corporation, a data storage company. Mr. Brodersen received a B.A. in government from Harvard College and an M.B.A. from the University of Michigan.

Evan Fein has served as our chief financial officer since November 2010. Previously, he served as our senior vice president, finance and administration from June 2009 to November 2010, vice president, finance and administration from February 2004 to June 2009, and director of finance from October 2000 to February 2004. Prior to joining us, Mr. Fein managed the financial planning and corporate development activities of T-Mobile US, Inc., a telecommunications provider. Mr. Fein received a B.S. in mathematics and an M.B.A. from the University of Washington.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

The decisions with respect to 2016 compensation for our executive officers, including our named executive officers other than our chief executive officer, are made by our compensation committee, with input from our chief executive officer. Our compensation committee believes our chief executive officer has valuable insight into the day-to-day contributions of our other executive officers, and solicits the advice and input from him with respect to performance objectives under our annual bonus plan and target compensation levels for our other executive officers including our other named executive officers.

The decisions with respect to 2016 compensation for our chief executive officer are made by the independent members of our board of directors, with input from our compensation committee. Our chief executive officer does not provide input on his compensation.

The compensation committee is authorized to retain the services of one or more executive-compensation advisors, as it sees fit, in connection with establishing our compensation programs and related policies. During 2016, the compensation committee retained Compensia, Inc., an independent compensation consultant within the meaning of the rules of the SEC and The Nasdaq Global Select Market. Our compensation committee engaged Compensia pursuant to the authority delegated under its charter, and Compensia serves at the discretion of the compensation committee. The compensation committee engaged Compensia to assist with establishing a compensation peer group; to conduct market research and analysis on annual and long-term incentive programs, salaries, and equity plans; to assist the compensation committee in developing target grant levels and annual salaries for executives and other employees; to advise the compensation committee on IPO-related compensation matters, such as public company equity plans; to provide the compensation committee with advice and ongoing recommendations regarding material executive compensation decisions; and to review management’s compensation proposals.

Other factors our compensation committee and our board of directors considers in setting executive compensation include one or more of the following: individual performance and skills, management input, internal relative alignment of compensation levels, anticipated future contributions to our company, and the judgment and experience of the members of our compensation committee and our board of directors, as applicable.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Chris Diorio, Ph.D. Chief Executive Officer	2016 2015	337,500 319,631	(6)	667,290 20,152	355,688 126,254	(5)	6,938 8,246	1,367,415 474,283

Eric Brodersen President and Chief Operating Officer	2016 2015	307,500 282,692		359,310 315,711	296,625 111,663	(5)	4,446 3,431	967,881 713,497

Evan Fein Chief Financial Officer	2016 2015	261,250 249,995		282,315 47,020	206,281 78,999	(5)	3,814 3,952	753,661 379,966

(1)	Effective as of July 3, 2016, the compensation committee approved base salary adjustments for each of Dr. Diorio and Messrs. Brodersen and Fein. Accordingly, salary for 2016 reflects approximately seven months compensation at the previously established salary level and five months compensation at the salary level effective July 3, 2016.

(2)	The dollar amounts in this column represent the aggregate grant-date fair value of stock option awards granted in 2016 and 2015, respectively. We computed these amounts in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.
(3)	The amounts in this column represent the amounts earned under our 2016 Senior Leadership Bonus Program (the “2016 Bonus Program”), as described in the section entitled “Non-Equity Incentive Plan Compensation” below.
(4)	These amounts represent for Dr. Diorio: $3,173 for company-paid premiums for supplemental long-term disability insurance in each of 2015 and 2016, $3,500 and $1,500 for patent awards in 2015 and 2016, respectively, $889 and $565 as tax gross-ups on patent awards paid to him in 2015 and 2016, respectively, $500 for employer match health savings account contributions in each of 2015 and 2016 and $185 and $1,200 for green transportation benefits in 2015 and 2016, respectively; for Mr. Brodersen: $2,746 for company-paid premiums for supplemental-long term disability insurance paid in each of 2015 and 2016, $500 for employer match health savings account contributions in each of 2015 and 2016 and $185 and $1,200 for green transportation benefits in 2015 and 2016, respectively; and for Mr. Fein: $2,114 for company-paid premiums for supplemental-long term disability insurance in each of 2015 and 2016, $500 for employer match health savings account contributions in each of 2015 and 2016, $1,200 for green transportation benefits in each of 2015 and 2016, $100 for a gift certificate and $38 for a tax gross-up on the gift certificate in 2015.
(5)	Effective as of July 3, 2016, the compensation committee approved an increase in the bonus opportunity for each of Dr. Diorio and Messrs. Brodersen and Fein. Accordingly, non-equity incentive plan compensation for 2016 reflects the bonus opportunity percentage previously established by the compensation committee until July 3, 2016 and the new bonus percentage after that date.
(6)	Effective as of April 27, 2015, the board of directors approved a salary increase for Dr. Diorio to $330,000. Accordingly, Dr. Diorio’s salary for 2015 reflects approximately four months compensation at the previously established salary level and eight months compensation at the salary level effective April 27, 2015.

Non-Equity Incentive Plan Compensation

2016 Senior Leadership Bonus Program

Our 2016 Bonus Program provides participating executive officers and other members of our management team the opportunity to receive annual formula-based incentive payments for 2016 performance. The payments are based on a target incentive amount for each participating employee.

The 2016 Bonus Program provides for incentive compensation based upon our achievement of budgeted bookings goals for 2016. The budget bookings goals include threshold, target and maximum levels of achievement. Between the threshold and target level of achievement, participating employees are eligible to receive a bonus based on a percentage from 0% to 100% of their target incentive amount. Between the target and maximum level of achievement, participating employees are eligible to receive a bonus based on a percentage from 100% and 175% of their target incentive amount. Participating employees must remain employed with us through the date bonuses are paid to receive a bonus under the 2016 Bonus Program.

Following the end of 2016, the compensation committee and board of directors reviewed our achievement against the budgeted bookings goals under the 2016 Bonus Program, and determined that our achievement in budgeted bookings for 2016 exceeded the maximum levels under the 2016 Bonus Program resulting in bonus payouts of 175% of each participating employee’s bonus amount. The actual amount of bonus payments paid to our named executive officers for achievement under the 2016 Bonus Program are listed in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table above.

Executive Employment Arrangements

Chris Diorio, Ph.D.

We entered into an employment agreement with Dr. Diorio, our co-founder, vice-chairman and chief executive officer, dated March 16, 2007, as amended and restated as of December 19, 2008 and as amended on February 20, 2009. This agreement has no specific term and constitutes at-will employment. Effective as of July 3, 2016, Dr. Diorio’s annual base salary was increased from $330,000 to $345,000, and he is eligible for an annual incentive payment equal to 70% of his base salary, subject to achievement of performance metrics. Dr. Diorio’s 2016 bonus opportunity reflects the 50% rate as applied up to July 3, 2016 and the new rate after that. Under the terms of this agreement, if Dr. Diorio’s employment is terminated other than for death, Cause or Disability (each as defined in his amended and restated employment agreement), or he resigns for Good Reason (as defined in his amended and restated employment agreement), he will be eligible to receive the following benefits, if he timely signs and does not revoke an effective release of claims within 120 days following termination and continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•	continued payment of base salary for a period of six months (12 months, if his termination occurs within 12 months following a Change of Control) (as defined in his amended and restated employment agreement);

•	lump sum payment equal to 50% of annual base salary if his termination occurs within 12 months following a Change of Control;

•	pro-rated portion of any earned annual target performance bonus;

•	reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents;

•	accelerated vesting of 25% of the then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a Change of Control); and

•	extension of the exercise period for outstanding vested stock options for up to one year following termination.

Eric Brodersen

We entered into an employment agreement with Mr. Brodersen, previously our chief marketing officer and senior vice president of business development, dated April 1, 2014, as amended February 9, 2015. Effective November 3, 2014, Mr. Brodersen was appointed our president and chief operating officer. This agreement has no specific term and constitutes at-will employment. Effective as of July 3, 2016, Mr. Brodersen’s annual base salary was increased from $300,000 to $315,000, and he is eligible for an annual incentive payment equal to 60% of his base salary, subject to achievement of performance metrics. Mr. Brodersen’s 2016 bonus opportunity reflects his prior 50% rate as applied up to July 3, 2016 and the new rate after that. Under the terms of this agreement, if Mr. Brodersen’s employment is terminated other than for death, Cause or Disability (each as defined in his employment agreement), or he resigns for Good Reason (as defined in his employment agreement), he will be eligible to receive the following benefits, if he timely signs and does not revoke an effective release of claims within 120 days following termination and continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•	continued payment of base salary for a period of six months;

•	pro-rated portion of any earned annual target performance bonus;

•	reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents;

•	accelerated vesting of 100% of the then unvested portion of outstanding equity awards if his termination occurs within six months following a Change of Control (as defined in his employment agreement); and

•	extension of the exercise period for then outstanding vested stock options for up to one year following termination.

Evan Fein

We entered into an employment agreement with Mr. Fein, previously our senior vice president, finance and administration, dated December 23, 2009, as amended February 9, 2015. Effective November 2015, Mr. Fein was appointed as our chief financial officer. This agreement has no specific term and constitutes at-will employment. Effective as of July 3, 2016, Mr. Fein’s annual base salary was increased from $255,000 to $267,500, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics. Mr. Fein’s 2016 bonus opportunity reflects his prior 40% rate as applied up to July 3, 2016 and the new rate after that. Under the terms of this agreement, if Mr. Fein’s employment is terminated other than for death, Cause or Disability (each as defined in his employment agreement), or he resigns for Good Reason (as defined in his employment agreement), he will be eligible to receive the following benefits, if he timely signs and does not revoke an effective release of claims within 120 days following termination and continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•	continued payment of base salary for a period of six months;

•	pro-rated portion of any earned annual target performance bonus;

•	reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents;

•	accelerated vesting of 100% of the then unvested portion of outstanding equity awards if his termination occurs within six months following a Change of Control (as defined in his employment agreement); and

•	extension of the exercise period for then outstanding vested stock options for up to one year following termination.

For purposes of the agreements with Dr. Diorio, Mr. Brodersen and Mr. Fein, the following definitions apply:

•	“Cause” means the named executive officer’s:

(1)	conviction of a felony;

(2)	commission of any act of fraud with respect to us;

(3)	intentional misconduct that has a material adverse effect upon our business;

(4)	breach of any of his fiduciary obligations as our officer or of any contractual obligation that he has to us, in either case where the breach has a material adverse effect on our business;

(5)	willful misconduct or gross negligence in performance of his duties under the named executive officer’s employment agreement or amended and restated employment agreement (as applicable), including his refusal to comply in any material respect with the legal directives of the board of directors so long as such directives are not inconsistent with his position and duties; or

(6)	death or disability.

However, prior to any termination of the named executive officer’s employment for Cause defined in clauses (3), (4) or (5) above, we shall give written notice to him of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, he shall have a period of not less than 30 days in which to cure the specified default in his performance.

•	“Good Reason” applied to Dr. Diorio means his resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)	a material reduction of his base salary;

(2)	the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)	a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

He will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

•	“Good Reason” applied to Mr. Brodersen and Mr. Fein means the named executive officer’s resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)	a material reduction of his base salary (the reduction of base salary by less than 10% from his then-present base salary level shall not be considered a material reduction); provided that, an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary reduction shall not constitute such a material reduction;

(2)	the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)	a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

He will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

If any of the payments provided for under any of the employment agreements described above or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such named executive officers. No agreement described above requires us to provide any tax gross-up payments.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of 2016.

						Option Awards		Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Option (#) Exercisable (1)		Number of Securities Underlying Option (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($ )
Chris Diorio, Ph.D	07/01/2012	26,666	(2)	—		$1.20	08/07/2022	—		—
	10/30/2012	33,333	(3)	—		1.20	10/29/2022	—		—
	11/01/2013	16,666	(4)	—		1.44	12/03/2023	—		—
	04/28/2015	6,250	(5)	—		5.04	04/27/2025	—		—
	08/23/2016	—		65,000	(6)(7)	21.81	08/22/2026	—		—
Eric Brodersen	04/07/2014	—		—		—	—	44,444	(8)	1,570,651
	04/07/2014	—		—		—	—	22,223	(9)	785,361
	04/07/2014	55,555	(8)	—		1.80	04/28/2024	—		—
	04/28/2015	91,666	(10)	—		5.04	04/27/2025	—		—
	04/28/2015	6,250	(5)	—		5.04	04/27/2025	—		—
	08/23/2016	—		35,000	(6)(7)	21.81	08/23/2026	—		—
Evan Fein	10/22/2009	12,500	(11)	—		0.60	10/21/2019	—		—
	05/01/2010	2,916	(12)	—		1.08	08/04/2020	—		—
	07/01/2012	26,250	(13)	—		1.20	08/07/2022	—		—
	10/30/2012	2,083	(14)	—		1.20	10/29/2022	—		—
	10/30/2012	45,833	(15)	—		1.20	10/29/2022	—		—
	10/30/2012	2,083	(16)	—		1.20	10/29/2022	—		—
	03/26/2013	16,666	(17)	—		1.20	03/25/2023	—		—
	07/01/2014	20,833	(18)	—		5.04	09/28/2024	—		—
	04/28/2015	8,333	(19)	—		5.04	04/27/2025	—		—
	04/28/2015	6,250	(5)	—		5.04	04/27/2025	—		—
	08/23/2016	—		27,500	(6)(7)	21.81	08/22/2026	—		—

(1)	Unless otherwise indicated, each option is subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(2)	This option became fully vested on July 1, 2016.
(3)	This option became fully vested on April 30, 2015.
(4)	12,847 of the shares subject to the option were vested as of December 31, 2016. 1/48th of the shares subject to the option will continue to vest each month thereafter.
(5)	The option was granted subject to the achievement of certain performance milestones in 2015 which were not achieved and subsequently waived by the board of directors on January 27, 2016. Nine-forty-eighths of the shares subject to the option vested on January 28, 2016, and 1/48th of the shares subject to the option vest each month thereafter. 2,605 of the shares subject to the option were vested as of December 31, 2016.
(6)	One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date. The remaining 1/48th of the shares subject to the option vest in equal monthly installments thereafter.
(7)	This option was granted under our 2016 Plan and is not subject to an early exercise right.

(8)	Mr. Brodersen was originally granted options to purchase 133,332 shares of common stock (the “Original Grant”) and early exercised certain of those options for restricted stock. Of the 77,777 shares of restricted stock acquired upon early exercise, 44,444 shares remain subject to our right of repurchase as of December 31, 2016. Restricted shares equal to 1/48th of the Original Grant will be released from our right of repurchase on the monthly anniversary of the vesting commencement date. The remaining 55,555 options to purchase common stock from the Original Grant became fully vested on December 7, 2015.
(9)	Common stock acquired upon the early exercise of certain options that remains subject to our right of repurchase. One-fourth of the shares acquired on early exercise were released from our right of repurchase on April 7, 2015 after the achievement of certain performance objectives. 1/48th of the shares subject to the right of repurchase are released each month thereafter.
(10)	One-sixth of the shares subject to the option vest annually on the one-year anniversary of the vesting commencement date for the first three years, and 1/2 of the shares subject to the grant vest on the fourth annual anniversary of the vesting commencement date. 15,277 of the shares subject to the option were vested as of December 31, 2016.
(11)	This option became fully vested on October 22, 2013.
(12)	This option became fully vested on May 1, 2014.
(13)	This option became fully vested on July 1, 2016.
(14)	This option became fully vested on July 30, 2013.
(15)	This option became fully vested on April 30, 2015.
(16)	This option became fully vested on October 30, 2013.
(17)	One-forty-eighth of the shares subject to the option vested on April 26, 2013 and 1/48th of the shares subject to the option vested each month thereafter. 15,625 of the shares subject to the option were vested as of December 31, 2016.
(18)	One-sixth of the shares subject to the option vest annually on the one-year anniversary of the vesting commencement date for the first three years, and 1/2 of the shares subject to the grant vest on the fourth annual anniversary of the vesting commencement date. 6,944 of the shares subject to the option were vested as of December 31, 2016.
(19)	One-sixth of the shares subject to the option vest annually on the one-year anniversary of the vesting commencement date for the first three years, and 1/2 of the shares subject to the grant vest on the fourth annual anniversary of the vesting commencement date. 1,388 of the shares subject to the option were vested as of December 31, 2016.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month on or following the date they begin employment, and participants are able to defer up to 100% of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although we have not made any such contributions to date. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by stockholders(2)	2,309,909	$8.84	1,563,641
Equity compensation plans not approved by stockholders	—	—	—

Total	2,309,909		1,563,641

(1)	Includes 1,198,230 shares available for issuance under our 2016 Plan and 365,411 shares available for issuance under our 2016 ESPP.
(2)	Includes the following plans: the 2016 Plan, 2010 Equity Incentive Plan, 2000 Stock Plan and 2016 Employee Stock Purchase Plan (the “2016 ESPP”). Our 2016 Plan provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2016 Plan) (a) 5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal, (b) 1,825,000 shares and (c) such number of shares determined by the board of directors. Our 2016 ESPP provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the least of (a) 1% of the outstanding shares of common stock on the first day of each year, (b) 365,411 shares of common stock and (c) an amount determined by the board of directors.

Insider Trading Policy

In connection with our IPO, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.

Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company. The first trade under a Rule 10b5-1 trading plan may not occur until the later of the termination of the next quarterly blackout period and 30 calendar days after the date the Rule 10b5-1 trading plan was adopted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 17, 2017 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 20,616,058 shares outstanding as of April 17, 2017.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 17, 2017. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Impinj, Inc., 400 Fairview Avenue, North., Suite 1200, Seattle, Washington 98109.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with ARCH Venture Partners(1)	1,366,735	6.6
Granahan Investment Management, Inc.(2)	1,058,658	5.1
Gilder, Gagnon, Howe & Co. LLC(3)	2,000,946	9.7
Entities affiliated with Bank of New York Mellon(4)	1,113,155	5.4
Entities affiliated with Sylebra HK Company Limited(5)	2,936,851	14.2
Directors and Named Executive Officers:
Chris Diorio, Ph.D.(6)	1,093,726	5.3
Eric Brodersen(7)	287,114	1.4
Evan Fein(8)	165,172	*
Peter van Oppen(9)	99,166	*
Tom A. Alberg(10)	146,805	*
Clinton Bybee(11)	1,367,152	6.6
Gregory Sessler(12)	27,081	*
Theresa Wise(13)	16,666	*
All directors and executive officers as a group (9 persons)(14)	3,202,882	15.2

(*)	Less than 1%.
(1)

Consists of 8,919 shares held of record by ARCH V Entrepreneurs Fund, L.P. and 1,357,816 shares held of record by ARCH Venture Fund V, L.P. ARCH Venture Partners V, L.P., as the sole general partner of ARCH Venture Fund V, L.P. and ARCH V Entrepreneurs Fund, L.P., may be deemed to beneficially own certain of the shares held of record by ARCH Venture Fund V, L.P. and ARCH V Entrepreneurs Fund, L.P., but disclaims beneficial ownership of such shares, in which it does not have an actual pecuniary interest. ARCH Venture Partners V, LLC, as the sole general partner of ARCH Venture Partners V, L.P., may be deemed to beneficially own certain of the shares held of record by ARCH Venture Fund V, L.P. and ARCH V Entrepreneurs Fund, L.P. but disclaims beneficial ownership of such shares, in which it does not have an actual pecuniary interest. Clinton Bybee, Robert Nelsen, Keith Crandell and Steven Lazarus are the managing directors of ARCH Venture Partners V, LLC, and each may be deemed to beneficially own certain of the shares held of record by ARCH Venture Fund V, L.P. and ARCH V Entrepreneurs

Fund, L.P. Mr. Bybee, Mr. Nelsen, Mr. Crandell and Mr. Lazarus disclaim beneficial ownership of all shares held of record by ARCH Venture Fund V, L.P. and ARCH V Entrepreneurs Fund, L.P., in which they do not have an actual pecuniary interest. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P., ARCH Venture Partners V, L.P., ARCH Venture Partners V, LLC, Mr. Crandell, Mr. Bybee, Mr. Nelsen and Mr. Lazarus may be deemed to share the voting and investment control of the record shares. The address of ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P., Mr. Bybee, Mr. Nelsen, Mr. Crandell and Mr. Lazarus is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.
(2)	Based on Schedule 13G filed February 13, 2017, which reports sole dispositive power over 1,058,658 shares and sole voting power over 718,672 shares.
(3)	Based on Schedule 13G filed February 14, 2017, which reports sole voting power and sole dispositive power over 42,492 shares and shared dispositive power over 1,958,454.
(4)	Based on Schedule 13G filed February 3, 2017, which reports sole voting power over 1,044,986 shares, sole dispositive power over 1,044,051 shares and shared dispositive power of 69,104 shares.
(5)	Based on Schedule 13G filed April 10, 2017, which reports shared voting power over 2,936,851 shares and shared dispositive power of 2,936,851 shares.
(6)	Consists of 699,999 shares held of record by DFT L.L.C., 310,812 shares held of record by Dr. Diorio and options to purchase 82,915 shares that are exercisable within 60 days of April 17, 2017, of which 78,185 shares will be vested as of June 16, 2017.
(7)	Consists of 133,643 shares held, 50,000 of which are unvested and are subject to a right of repurchase by us as of April 17, 2017, and options to purchase 153,471 shares that are exercisable within 60 days of April 17, 2017, 89,365 of which will be vested as of June 16, 2017.
(8)	Consists of 21,425 shares held, and options to purchase 143,747 shares that are exercisable within 60 days of April 17, 2017, 121,307 of which will be vested as of June 16, 2017.
(9)	Consists of 99,166 shares held.
(10)	Consists of 110,769 shares held directly, 4,817 shares held of record by Alberg Family Investments LLC and 31,219 shares held of record by Raven Trust Fund.
(11)	Consists of 419 shares held directly and the shares referenced in footnote (1) above.
(12)	Consists of 22,915 shares held, and options to purchase 4,166 shares that are exercisable within 60 days of April 17, 2017, all of which will be vested as of June 16, 2017.
(13)	Consists of options to purchase 16,666 shares that are exercisable within 60 days of April 17, 2017, 8,332 of which will be vested as of June 16, 2017.
(14)	Consists of 2,801,917 shares held, and options to purchase 400,965 shares that are exercisable within 60 days of April 17, 2017, of which 301,355 will be vested as of June 16, 2017.

RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”

Related Party Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000;

•	transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related party’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock, including Dr. Diorio, our co-founder, vice-chairman and chief executive officer and entities affiliated with ARCH Venture Partners. Pursuant to the agreement, certain holders of our common stock have the right to demand that we file a registration statement, including a registration statement on Form S-3 if we qualify, or request that their shares be covered by a registration statement that we are otherwise filing. We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and selling commissions. As of April 17, 2017, the holders of approximately 2,377,546 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended.

Voting Agreement

Prior to our IPO, the election of the members of the board of directors was governed by a voting agreement with certain of the holders of our outstanding capital stock, including Dr. Diorio and entities affiliated with ARCH Venture Partners. Upon the completion of our IPO, the obligations of the parties to the voting agreement terminated, and none of our stockholders has any special rights regarding the nomination, election or designation of members of the board of directors.

Other Transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation—Executive Employment Arrangements.”

We have granted stock options to our executive officers and to three of our non-executive directors and one of our former non-executive directors. For a description of these options, see “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation.”

We have entered into indemnification agreements with our directors and executive officers.

Tom A. Alberg, one of our directors, purchased 35,714 shares of our common stock in our IPO at the initial public offering price and on the same terms as the other purchasers in that offering.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Global Select Market.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and The NASDAQ Global Select Market. Such directors, executive officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2016, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for one Form 4 filed late by Dr. Diorio on January 17, 2017, reporting the exercise of options to purchase 2,500 shares of common stock on December 28, 2016.

2016 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2016 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at investor.impinj.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, WA 98109.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Seattle, Washington

April 21, 2017

IMPINJ, INC. 400 FAIRVIEW AVE. N. SUITE 1200 SEATTLE, WA 98109

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E27112-P92269 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMPINJ, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
Nominees:
01) Chris Diorio, Ph.D.
02) Gregory Sessler

	The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

	2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the year ending December 31, 2017.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E27113-P92269

IMPINJ, INC.

Annual Meeting of Shareholders

June 14, 2017 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. Chris Diorio and Yukio Morikubo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Impinj, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, PDT on June 14, 2017, 400 Fairview Avenue North, Seattle, WA 98109, on the first floor, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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